Exhibit 5.1

November 7, 2025

The Board of Directors

Theriva Biologics, Inc.

9605 Medical Center Drive, Suite 270

Rockville, Maryland 20850

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Theriva Biologics, Inc., a Nevada corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the resale of an aggregate of 16,184,560 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares are being registered on behalf of certain stockholders of the Company (each a “Selling Stockholders”), which Shares are issuable upon exercise of common warrants (the “New Warrants”) issued to the Selling Stockholders in a warrant inducement private placement transaction that was effected pursuant to the terms of a warrant inducement agreement, dated October 16, 2025, entered into by the Company and the Selling Stockholders.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes (the “NRS”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

We have made such examination as we have deemed necessary for the purpose of this opinion letter.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly and validly authorized by the Company’s Board of Directors, and (i) when approved by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter at a meeting of the Company’s stockholders, and (ii) when issued and delivered by the Company in accordance with the terms of the New Warrants, including the payment of the exercise price therefor, the Shares will be validly issued, fully paid and non-assessable.

In rendering the foregoing opinion, we have assumed that (i) the Company will comply with all applicable notice requirements regarding uncertificated shares of Common Stock provided in the NRS and (ii) upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its articles of incorporation.

The Board of Directors

Theriva Biologics, Inc.

November 7, 2025

This opinion letter is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. This opinion letter is delivered solely in connection with the consummation of the transactions described herein, and may not be relied upon by you for any other purpose nor by any other person for any purpose.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and related Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ PARSONS BEHLE & LATIMER